EX-99.77N: Actions required to be reported pursuant to Rule 2a-7

The Trust is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.

Securities Held on the Final Day of the Reporting Period that are not Eligible
Securities:

Whistlejacket Capital LLC, floating rate notes, 5.15%, 4/21/08, principal amount $27,593,000

Whistlejacket Capital LLC, floating rate notes, 2.50%, 5/20/08, principal amount $15,770,000

Whistlejacket Capital LLC, floating rate notes, 3.81%, 7/23/08, principal amount $23,655,000